UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	October 19, 2006

NACCO Industries, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-9172	34-1505819

(State or other jurisdiction of incorporation) 5875 Landerbrook Drive	(Commission File Number)	(IRS Employer Identification No.)

Cleveland, Ohio		44124-4017

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (440) 449-9600

N/A

(Former name or former address, if changed since last report.)
     Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☒ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.
     On October 19, 2006, NACCO Industries, Inc. (the “Company”) received a notice from Applica Incorporated (“Applica”) in which Applica purported to exercise its right to terminate the Agreement and Plan of Merger, dated as of July 23, 2006 (the “Merger Agreement”), between HB-PS Holding Company, Inc. (“Holding Company”), a Delaware corporation and a wholly owned subsidiary of the Company, and Applica, and joined in by the Company for the specific purposes therein provided. The notice from Applica alleged that Applica’s board of directors authorized Applica to enter into a written agreement with an Applica shareholder that provides for a cash offer to purchase shares of Applica common stock. The notice from Applica stated that the termination of the Merger Agreement was effective immediately.
     Pursuant to the terms of the Merger Agreement, Applica was to have merged with and into Holding Company (the “Merger”) following the spin off of Holding Company by the Company to its stockholders. The Merger Agreement provided that the outstanding shares of Applica common stock immediately prior to the consummation of the Merger would have been converted into the right to receive a number of shares of Holding Company Class A common stock equal to 25% of the aggregate number of shares of Holding Company common stock outstanding immediately following the Merger.
     On October 19, 2006, the Company issued a press release announcing that it received a notice from Applica in which Applica purported to exercise its right to terminate the Merger Agreement. A copy of the press release is attached hereto as Exhibit 99.1, which is incorporated herein by reference thereto.
Item 9.01 Financial Statements and Exhibits.
     (c) Exhibits.

Exhibit No.	Exhibit Description

99.1	Press release, dated October 19, 2006

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NACCO INDUSTRIES, INC.

	By: Name: Title:	/s/ Charles A. Bittenbender Charles A. Bittenbender Vice President, General Counsel and Secretary
Date: October 19, 2006

EXHIBIT INDEX

Exhibit No.	Exhibit Description

99.1	Press release, dated October 19, 2006